EXHIBIT 10.33

SHARED SERVICES AND REIMBURSEMENT AGREEMENT

Dated as of February 15, 2011

The parties to this Shared Services and Reimbursement Agreement are Circle Entertainment Inc., a Delaware corporation (“Circle”) and Function (X) Inc., a Delaware corporation (“Function (X)”).  Circle and Function (X) are sometimes referred to collectively hereinafter as the “parties” or individually as a “party.”

Circle, through various subsidiaries, is engaged in various activities, including the development of location-based entertainment concepts utilizing the SkyView™ technology.  Function (X) is engaged in activities relating to new concepts in the media and technology space.  Shares of Circle common stock and shares of Function (X) common stock are registered for public trading under the Securities Exchange Act of 1934.

Each of Circle and Function (X) has determined it is in its best interest to share certain capabilities by virtue of its executive management, principally the services of Mitchell J Nelson, as general counsel, and other resources consisting of support personnel and administrative assistants relating to the administrative and overhead costs and services to be performed in support thereof (“Support”), and the parties have determined that it is efficient and economical to do so as long as the functions they perform are satisfactory and meet the expectations of both parties and the costs and expenses therefore are allocated and reimbursed appropriately.  Accordingly, each of Circle, on the one hand, and Function (X), on the other hand, wishes to permit such personnel and Support to be performed for the other, on the terms and conditions set forth in this Agreement.

In consideration of the mutual agreements, provisions and covenants contained in this Agreement and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Shared Services.

1.1        Services.

(a)        Services.  Subject to the terms of this Agreement, during the Term (as hereinafter defined), Mitchell J. Nelson (“Nelson”) and Support shall perform services described on Schedule 1.1(a) to this Agreement (the “Provided Services”) for Circle and Function (X).  As general counsel to both Circle and Function (X), Nelson has signed employment agreements permitting him to undertake work and services for other parties so long as he devotes the time necessary to satisfy his responsibilities and obligations as general counsel to each company with the degree of care, diligence and effort commensurate with the position.  In connection with such performance, he will be utilizing Support.

1.2        Determination of Services to be Performed.  Quarterly, or with such other frequency as the parties may mutually determine, one Service Representative (as hereinafter defined) from Function (X) and one Services Representative from Circle shall meet either in person, at a time and place mutually determined, or by telephone, at a time mutually determined, to review whether the needs of the parties hereto with respect to Provided Services have been satisfied and to review the allocation to the parties hereto of their respective responsibilities to pay for Support and make appropriate reimbursements. The allocation of the Support shall take into account the reasonable commercial needs fulfilled and be based upon the Provided Services.  The parties acknowledge that from time to time, the Provided Services may be required more by one party than the other, but generally it is anticipated to be relatively equal over the term of this Agreement.

1.3       Service Representatives.  Each party shall maintain a representative, who may be relied upon exclusively in dealing with the other party under this Agreement for purposes of determining whether the Provided Services to be performed hereunder have been fairly allocated to satisfy its own needs and, if appropriate, reimbursed (each, a “Service Representative”).  Concurrently with the execution and delivery of this Agreement, each party is identifying its initial Services Representative as its President or Chief Executive Officer.  Either Party may change Services Representative at any time by giving written notice to the other party.  In performing its obligations with respect to Provided Services under this Agreement, a party shall be entitled to rely upon any instructions, authorizations, approvals or other information provided by the Services Representative of the other party.

1.4        Personal Nature of Services.

(a)        The Provided Services to be provided to each party hereunder are personal in nature.  Neither party may assign or encumber this Agreement or any of its rights or obligations hereunder or delegate or subcontract any performance or other obligation hereunder without the prior written consent of the other party.

(b)        The parties agree that matters which Mitchell J. Nelson will work on are confidential to the respective party and that he shall be entitled to preserve the confidentiality of the attorney client relationship with each.  The parties further acknowledge that their respective lines of business are not competitive and there is no conflict of interest or corporate opportunity created with respect to or owed to the other party as a result of his performance of the duties as chief legal officer and general counsel to each.

1.5        Employment Contracts of Key Personnel.  From time to time after the date hereof the parties may enter into modifications of employment agreements with employees who may be expected to perform Provided Services hereunder.  Each of the parties shall use its reasonable commercial efforts to cause any such employment agreement to contain an appropriate provision whereby the employee acknowledges and agrees that performing such Provided Services under this Agreement may be part of the employee’s duties from time to time as directed by the employer and that such employee shall be bound and obligated to comply with any reasonable non-disclosure and  assignment of invention agreements that the recipient of services pursuant to this Agreement generally requires to be signed by its own employees; provided, however,  that the employer of an employee who is providing services to the other party pursuant to this Agreement shall not be liable or responsible for any breach committed by its own employee(s) of such  non-disclosure and  assignment of invention agreements, without the party’s knowledge or complicity.

1.6       Compliance with Laws.  Each party shall comply with all applicable laws, codes, regulations, ordinances and rules with respect to the Provided Services to be performed hereunder, and shall procure and maintain all permits or licenses that may be required at any time in connection with the performance of the Provided Services.

1.7       No Additional Resources.  In providing Provided Services hereunder, no party shall be obligated to hire any additional employees, maintain the employment of any specific employee or purchase, lease or license any additional equipment or materials.

1.8       Cooperation.  To the extent required in the reasonable determination of a party performing Provided Services hereunder, the party receiving such services shall cooperate with the performing party in all reasonable respects in the provision of such Provided Services.

1.9        Force Majeure.  Each party shall be excused from its obligations pursuant to this Agreement to the extent performance thereof is prevented by any act of God, war, riot, fire, explosion, accident, flood, sabotage or acts of terrorism, lack of (despite reasonable efforts to obtain) adequate labor or material, compliance with governmental requests, laws, regulations, orders or actions, breakage or failure of machinery or apparatus, failure of a third party to perform, or any other cause or circumstances beyond the reasonable control of the performing party.

2.          Term.

2.1        Term and Termination.  This Agreement is effective on the date hereof and shall remain in force and effect until December 31, 2011 (the “Term”); provided, however, that the Term may be extended or earlier terminated by the mutual written agreement of the parties, or may be earlier terminated upon 30 days’ prior written notice from either party to the other party.

2.2        Independent Representative.  For purposes of this Agreement, the “Independent Representative” of a party shall mean the Audit Committee of such party’s Board of Directors.

3.          Payments.

3.1        Compensation and Reimbursement Factors.

(a)        The employment agreements for Nelson with Function (X) and Circle (the “Function X Employment Agreement” and “Circle Employment Agreement”, respectively) as currently in effect have been delivered to the parties.  Function (X) has agreed to initially advance the base salary under each Employment Agreement and to advance the company-paid portion of benefits for health, dental and vision insurance (the “Benefit Programs”) (programs Circle now also provides) under its programs to which Nelson shall be entitled, and Circle shall be responsible for reimbursing Function (X) from time to time for the advance of base salary and an allocable share of the costs and expenses for the Benefit Programs, based on a 50/50 sharing.  To the extent that Nelson is entitled to any bonus, stock options, or other compensation in addition to his base salary, such compensation shall be paid directly by each party to Nelson in accordance with the applicable employment agreement.  If at any time, Function (X) no longer undertakes to advance for the full base salary and/or the Benefit Programs, then each party shall be responsible for the direct payment to Nelson of its share of base salary and/or the Benefit Programs pursuant to each employment agreement in accordance with its ordinary payroll practices.

(b)        With respect to the Support portion of the Provided Services, each party shall be responsible for its allocable share of the costs and expenses relating to such portion of the Provided Services applicable to it.  In general, such services shall be based on an allocation of time and overhead prepared by Nelson and subject to review by the Independent  Representatives.  Such allocation shall be based upon factors in good faith discretion considered to be relevant and appropriate under the particular circumstances, including primarily the costs and burden of providing the support portion of the Provided Services, the time required and the compensation received by the person supplying the support portion of the Provided Services, with an amount attributable to overhead (such as rent, utilities, and similar costs).

(c)         It is understood and agreed that it shall not be necessary to keep detailed time records of the allocation made, and in general, it is presumed that the Support shall be equally divided between the parties, with the presumption over the term of the Agreement that the allocation of the Support will, in general, follow the allocation of the Provided Services.

(d)        Prior to the date of this Agreement, the parties hereto may have performed certain of the services contemplated hereunder.  Promptly after the execution and delivery of this Agreement, each party shall deliver to the other parties a description of all such services previously performed, and the parties shall in good faith determine and pay the net compensation due using the factors described in this Section 3.1.

3.2        Quarterly Determination of Net Payment.

On one or more mutually convenient days during the last 15 days of each January, April, July, October, commencing April 2011, each of the parties hereto shall cause a duly authorized representative (who need not be a Services Representative) to meet with the other party’s duly authorized representative to (i) determine the net payment due from one party to the other hereunder during the calendar quarter ended on the last day of the preceding month, and (ii) prepare a report in reasonable detail with respect to the services so performed, including the net payment due.  At or prior to such meetings, Nelson shall (if requested) furnish the other party with advice as to the matter generally handled during the preceding calendar quarter.  The parties hereto shall, through such meetings of their Service Representatives, use their reasonable, good-faith efforts to determine the net payments due in accordance with the factors described in Section 3.1(a) hereof.  In general it is assumed that Nelson shall devote approximately equal efforts for each company in performance of the responsibilities, although quarter to quarter time may vary depending on each party’s requirements.  While it is anticipated that the Provided Services for each party will generally be similar in time commitment, each party shall have an Independent Representative review the amount relating to the Provided Services for each party on a quarterly basis. The Service Representative shall recommend to the Independent Representative of each party the net payment to be made for review and approval.  If the Independent Representatives deem the adjustment to be appropriate, then they shall approve the reimbursement or payment (as the case may be).  If the Independent Representative of either party raises questions or issues with respect to the report, the parties shall cause their duly authorized representatives to meet promptly to address such questions or issues in good faith and, if appropriate, prepare a revised report.  If the report is approved by the Independent Representative of each party, then the net payment due as shown in the report shall be promptly paid, but in any event not more than 30 days after approval by the Independent Representatives.

4.          Confidentiality.

(a)         In the course of performance of the Provided Services hereunder, the parties may disclose or deliver to each other Confidential Information (as hereinafter defined), and nothing in this Agreement shall prohibit the possession by a party hereto of any such Confidential Information, subject in all events to all of the provisions set forth below in this Section 4.  The parties wish to assure that all Confidential Information is protected from unwanted disclosures.  Therefore, during and after the Term, the Receiving Party (as hereinafter defined) shall, and shall cause all of its Representatives (as hereinafter defined) to, keep the Confidential Information strictly confidential, not disclose any of the Confidential Information to any Person outside its organization, not exploit such Confidential Information for its own benefit or the benefit of another,  unless in each case the Protected Party (as hereinafter defined) gives its express, prior written consent to the contrary.

(b)       Without limiting the foregoing, the Receiving Party shall disclose Confidential Information only to individuals within its organization (including legal, accounting, financial and other professional advisers) only if such individuals have a need to know such Confidential Information in the course of the performance of their duties and who are bound by a written agreement or applicable codes of professional conduct to protect the confidentiality of such Confidential Information.  The Receiving Party shall promptly report to the Protected Party any actual or suspected violation of the terms of this Section 4 and will take all reasonable further steps requested by the Protected Party to prevent, control or remedy any such violation.  In addition, the parties acknowledge that each other party is or may be a public company.  Therefore, each party shall advise each of its employees, representatives and advisors that may be involved in performing Provided Services hereunder that the federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(c)        The obligations of the Receiving Party under this Section 4 shall not apply to the extent that such Confidential Information:

(i)    is generally known to the public at the time of disclosure or becomes generally known without the Receiving Party violating this Section 4;

(ii)   is in the Receiving Party’s possession at the time of disclosure otherwise than as a result of Receiving Party’s breach of any legal obligation;

(iii)  becomes known to the Receiving Party through disclosure by sources other than the Protected Party having the legal right to disclose such Confidential Information;

(iv) is, and can be conclusively shown to have been, independently developed by the Receiving Party without reference to or reliance upon the Confidential Information;

(v)  is required to be disclosed by the Receiving Party in order for the Receiving Party to comply with applicable laws and regulations, provided that the Receiving Party provides prior written notice of such required disclosure to the Protected Party;

(vi) is utilized by the Receiving Party in connection with the business dealings and transactions between the Receiving Party and the Protected  Party; or

(vii)as utilized by the Receiving Party to enforce its rights under this Agreement.

(d)        The Receiving Party shall not by virtue of this Agreement receive any right, title or interest in, or any license or right to use, the Confidential Information of the Protected Party or any patent, copyright, trade secret, trademark or other intellectual property rights therein, by implication or otherwise.

(e)        The Receiving Party shall, upon the termination of this Agreement or the request of the Protected Party, deliver to the Protected Party all Confidential Information of the Protected Party (and all copies and reproductions thereof).  In addition, the Receiving Party shall destroy:  (i) any notes, reports or other documents prepared by the Receiving Party which contain Confidential Information of the Protected Party; and (ii) any Confidential Information of the Protected Party (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Protected Party.

(f)         Each of the parties acknowledges and agrees that money damages would not be a sufficient remedy to any Protected Party hereunder for any breach of this Section 4 by the Receiving Party, and that the Protected Party shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of any of the provisions of this Section 4, without being required to post any bond or other security, or prove damages or an inadequate remedy at law, in connection with such relief.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 4, but shall be in addition to all other remedies available at law or equity.

(g)       As used herein:

(i)  “Confidential Information” means all trade secrets or confidential or proprietary information relating to a party (as used in this Section 4, the “Protected Party”) in any format or medium that may be disclosed or delivered to, received by or discovered by another party hereto (as used in this Section 4, the “Receiving Party”).  Without limitation, the term “Confidential Information” shall include any notes, analyses, compilations, studies, interpretations, memoranda or other documents prepared by or on behalf of the Receiving Party that contain, reflect or are based upon, in whole or in part, any Confidential Information obtained by the Receiving Party.

(ii)  “Representative” means, with respect to any party, the directors, officers, partners, trustees, employees, Affiliates, subsidiaries, agents, representatives, consultants, accountants, financial advisors, experts, legal counsel, and other advisors to such party.

(iii)  A “Person” means an individual, corporation, limited partnership, general partnership, limited liability company, societe anonyme, association, organization, sole proprietorship, or any other entity whatsoever, wherever formed or wherever located, or a government (or political subdivision thereof), or governmental agency.

(iv)  An “Affiliate” means, when used with reference to a specified party, (i) any party who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the specified party, or (ii) any party who is a member of the immediate family of such party.

5.          Indemnification.

5.1        Indemnification.

(a)        Each party to this Agreement (the “Indemnifying Party”)  shall protect, indemnify and hold harmless the other party performing, and such party’s employees (including without limitation each and every employee who actually performs such services), shareholders, officers, directors, affiliates, and subsidiaries, and their respective successors and assigns (each, an “Indemnified Party”), from and against any and all losses, damages, liabilities, claims, demands, causes of action and expenses of any kind (collectively, “Losses”) arising from the performance of this Agreement by such party pursuant to this Agreement, except to the extent any such Losses result from the gross negligence or willful misconduct of an Indemnified Party; provided, however, that any indemnification hereunder shall be limited as provided in Section 5.2 hereof.  The indemnification obligations of each Indemnifying Party under this Section 5.1 shall survive any termination of this Agreement.

(b)        If any claim shall be made or proceeding instituted (collectively, a “Claim”) against any Indemnified Party for which indemnity will be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing (an “Indemnification Notice”).  The Indemnifying Party, within ten (10) days following receipt of the Indemnification Notice, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party.  The approval of counsel by the Indemnified Party shall not be unreasonably withheld or delayed.  The Indemnifying Party shall be responsible for and shall pay the fees and disbursements of such counsel directly related to the Claim.  Notwithstanding the foregoing, any Indemnified Party shall have the right to retain its own counsel, but the fees and disbursements of such counsel shall be at the expense of the Indemnified Party unless: (i) the Indemnifying Party shall have failed to retain counsel as required herein, or (ii) counsel retained by the Indemnifying Party is inappropriate due to actual or potential conflicting interests between the Indemnified Party and any other party represented by such counsel in the Claim.  The Indemnifying Party shall not be liable for the fees and disbursements of more than one law firm qualified to act as counsel for the Indemnified Parties in connection with a Claim.

(c)        The Indemnifying Party shall not be liable for payment of any settlement of a Claim without the Indemnifying Party’s prior written consent.  The Indemnified Party also shall have the right to consent in writing prior to settlement of a Claim involving the Indemnified Party, but such consent shall not be unreasonably withheld or delayed by the Indemnified Party.

5.2        Certain Limitations.

(a)        In no event shall a party, or its employees, shareholders, officers, directors, affiliates, and subsidiaries, and successors and assigns, be liable or responsible for any inability, failure or delay to provide Provided Services hereunder resulting from the delay, incompleteness or inaccuracy of records, data or information furnished by the requesting party or any deficiency of assets transferred by the requesting party to the performing party.

(b)        In no event shall a party, or its employees, shareholders, officers, directors, affiliates, and subsidiaries, and successors and assigns, be liable or responsible, whether in contract, tort (including negligence), warranty, strict liability or any other legal theory for any special, indirect, incidental or consequential damages of any nature (including without limitation any lost profits) in connection with the Provided Services provided pursuant to this Agreement.

(c)        Except as expressly set forth in this Agreement, no warranties, representations, indemnities or guarantees with respect to the Provided Services to be performed hereunder are made by either party, whether express or implied, or arising by law, custom or otherwise.

6.          Miscellaneous.

6.1        Notices. Any notice or communication of any kind to any party hereto (or to such party’s Services Representatives) in connection with this Agreement shall be at the address of such party set forth below, or to such other mailing address of which such party shall advise the other party in writing:

If to Circle, to:

Circle Entertainment Inc.
650 Madison Avenue, 15th Floor
New York, New York 10022
Facsimile No.:  (212) 702-0126
Attention: Paul C. Kanavos, President

If to Function (X), to:

Function (X), Inc.
159 East 70th Street
New York, New York 10021
Facsimile No.:  (212) 319-6517
Attention: Janet Scardino, Chief Executive Officer

Any notice or other communication hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier or sent by United States mail, or by facsimile transmission, and will be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when noted as received by the Postal Service, (ii) if sent by overnight courier, when actually received, (iii) if sent by facsimile transmission (which transmission is confirmed), on the date confirmed by the sending machine, and (iv) if delivered by hand, on the date of receipt.

6.2        Amendments.  This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

6.3        Waiver.  Any waiver by a party hereto of any breach of or failure to comply with any provision or condition of this Agreement by another party hereto shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given.  No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver and delivered to the other party hereto in the manner provided for in Section 6.1 hereof.  No failure or delay by any party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof or the exercise of any other right

6.4       Agreement Binding Upon Successors and Assigns.  This Agreement shall be binding and inure to the benefit of the parties hereto and to their respective successors, but the rights and obligations of the parties hereunder shall not be assignable, transferable or delegable except as may be permitted by the express provisions hereof without the consent of the other party, which may be unreasonably withheld, delayed or conditioned, and any attempted assignment, transfer or delegation thereof which is not made in accordance with such express provisions shall be void.

6.5        Severability.  If any provision of this Agreement or the application of any such provision to any person or entity or to any circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or entities or to such circumstances other than those to which it is held invalid shall not be affected thereby.

6.6        Costs and Expenses.  Except as otherwise provided herein, each party shall bear the costs and expenses incurred by it in connection with the performance of its duties pursuant to this Agreement.

6.7        Arbitration.  Except as may be otherwise expressly provided in this Agreement (including without limitation Section 6.9 hereof), any dispute or controversy between the parties arising out of this Agreement shall be submitted to a sole, mutually-agreed upon JAMS arbitrator pursuant to the American Arbitration Association’s Expedited Procedures for arbitration in New York, New York.  The costs of the arbitration, including any administration fee, the arbitrator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration.  Attorneys’ fees may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator.  The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy that is either prohibited by the terms of this Agreement, or not available in a court of law. The arbitrator shall issue a written reasoned award and decision that shall be consistent with and supported by the facts and the law within 90 days from the date the arbitration proceedings are initiated.  Judgment on the award of the arbitrator may be entered in any court referred to in Section 6.9 hereof. In the event the parties are not able to mutually agree on an arbitrator, the AAA shall be authorized to appoint a sole arbitrator.

6.8        Counterparts.  This Agreement may be executed in any number of counterparts by different parties to this Agreement in separate counterparts, and may be delivered by facsimile, e-mail or other electronic medium, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

6.9        Governing Law; Forum for Certain Purposes.  This Agreement is to be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof).  Any part (and only that part) of any dispute or controversy between the parties arising out of this Agreement that involves a party seeking an injunction, restraining order or other equitable relief, or the enforcement of an arbitration award, shall be brought in and resolved exclusively in the state or federal courts sitting in the State of New York and the parties hereto hereby waive and covenant not to raise any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it with respect to the matters described in the preceding sentence, consents to service of process pursuant to the notice provisions of Section 6.1 hereof or in any other manner that may be authorized by New York law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

6.10      Entire Agreement.  This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

6.11      Headings.  The section headings contained in this Agreement are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement.  Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.  References to the singular shall include the plural and vice versa.

6.12      Drafting History.  This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.  The parties acknowledge that this Agreement was negotiated and drafted with each party being represented by competent counsel of its choice and with each party having an equal opportunity to participate in the drafting of the provisions hereof and shall therefore be construed as if drafted jointly by the parties.

6.13      Relationship of the Parties.  Each of the parties shall be performing Provided Services hereunder only as an independent contractor, and under no circumstances shall either party, or any of its employees, agents or subcontractors, be deemed employees, partners, agents or joint venturers of the other party.  Nothing in this Agreement and no action taken by the parties under this Agreement shall be construed to create a joint venture, trust, partnership or agency relationship, or any other association of any kind, between the parties.  Neither party shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations.

6.14      No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than a Person entitled to indemnity under Section 5 hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date and year first above written.

CIRCLE ENTERTAINMENT INC.

By:
Name:
Title:

FUNCTION (X) INC.

By:
Name:
Title:

SCHEDULE 1.1(a)

LIST OF ADMINISTRATIVE SERVICES

1. Legal counsel services and related support; and

2. General administrative services.